CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 23 to the Registration Statement on Form N-1A of the Berwyn Fund, Berwyn Income Fund and Berwyn Cornerstone Fund, each a series of shares of beneficial interest of The
Berwyn Funds (the "TRUST"), of our report dated February 7, 2005 on the financial statements and financial highlights included in the December 31, 2004 Annual Report to the Shareholders of the above referenced funds.

We further consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and in the Statement of Additional Information, including under the headings "Independent Registered Public Accounting Firm" and "Financial Statements".




                                        /s/ BRIGGS, BUNTING & DOUGHERTY, LLP


PHILADELPHIA, PENNSYLVANIA
FEBRUARY 25, 2005